Exhibit 99.1

ACCELRYS ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2008

FINANCIAL RESULTS

Company Reports Continued Growth in Scientific Operating Platform Solutions

Reports GAAP and Non-GAAP Profitability for 2008

San Diego, May 14, 2008 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the quarter and full year ended March 31, 2008.

“Fiscal year 2008 was successful from both a financial and operational standpoint,” said Mark Emkjer, President and CEO of Accelrys. “On the financial side, we achieved profitability on both a GAAP and non-GAAP basis and increased our cash balance by $5.7 million. We also made great strides from an operating standpoint by completing the modernization and integration of both our life and materials science products and greatly extending the enterprise capabilities of our scientific operating platform. The breadth and depth of our scientific portfolio, combined with the enterprise capabilities of our scientific operating platform have provided us increased momentum within our markets. For the second consecutive quarter, our orders have increased over orders received during the same quarter of our 2007 fiscal year. Looking to our 2009 fiscal year, we are excited about the opportunities that exist for the scientific operating platform with our current customers as well as with new customers in new markets. As such, our focus will remain on investing in our growth products to position us for further overall growth.”

Fourth Quarter 2008 Financial Results:

•

Revenue for the quarter ended March 31, 2008 increased 3% to $20.4 million from $19.9 million for the same quarter of the previous year. Revenue in the current quarter was favorably impacted by continued growth in orders for solutions and services related to the Company’s scientific operating platform product line, as well as revenue from a previously deferred bundled software and services order, partially offset by reduced revenue from deemphasized products.

•	Non-GAAP operating income was $0.5 million for the current quarter compared to non-GAAP operating income of $0.6 for the same quarter of the previous year.

•	GAAP operating loss for the current quarter was $1.0 million compared to a $1.6 million operating loss for the same quarter of the previous year.

•

Non-GAAP net income was $1.0 million, or $0.04 per diluted share, for the current quarter compared to non-GAAP net income of $1.2 million, or $0.05 per diluted share, for the same quarter of the previous year.

•	GAAP net loss was $0.5 million, or $0.02 per diluted share, for the current quarter compared to a net loss of $1.1 million, or $0.04 per diluted share, for the same quarter of the previous year.

Fiscal 2008 Financial Results:

•

Revenue for the full year ended March 31, 2008, was $79.7 million, a decrease of 2% from $81.0 million for the prior year. Revenue for the full year was unfavorably impacted by lower overall order intake from deemphasized products over the prior four quarters, partially offset by the increase in the orders for scientific operating platform product line solutions.

•	Non-GAAP operating income was $4.8 million for both the current and the prior fiscal year.

•	GAAP operating loss was $0.9 million compared to a $2.7 million operating loss for the prior year.

•	Non-GAAP net income was $7.0 million, or $0.26 per diluted share compared to non-GAAP net income of $6.0 million, or $0.23 per diluted share, for the prior year.

•	GAAP net income was $1.3 million, or $0.05 per diluted share, compared to a net loss of $1.5 million, or $0.06 per share, for the prior year.

•	At March 31, 2008, the Company had total cash, cash equivalents, restricted cash and marketable securities of $76.4 million, an increase of $5.6 million from March 31, 2007.

Recent Business and Financial Highlights:

•

Released SciTegic Enterprise Server 7.0, which enhances the scalability, security and deployment capabilities of the Company’s scientific operating platform, now used by 19 of the world’s top 20 pharmaceutical companies.

•

Released three new component collections for the Company’s scientific operating platform. The new component collections feature functionality in the areas of advanced image analysis, chemical mining and gene expression that make it easier to define and deploy protocols to a broader audience.

•

Announced a collaboration with Microsoft to deliver greater scientific capabilities to a larger set of customers through Microsoft’s SharePoint platform. The collaboration enables Accelrys to reach more customers and helps Microsoft scientifically enable SharePoint.

•

Enhanced relationship with Agilent Technologies by entering into an agreement allowing Agilent to distribute an embedded version of the Company’s scientific operating platform with Agilent’s OpenLAB software solution.

•

Increased order intake for the Company’s products and services as compared to the fourth quarter of the prior fiscal year, led by robust growth in orders for the Company’s scientific operating platform solutions and services.

Fiscal Year 2008 Business and Financial Highlights:

•	Achieved over 40% order growth for its scientific operating platform product line.

•

Released Discovery Studio 2.0, delivering new and enhanced life sciences modeling and simulation functionality to the Company’s pharmaceutical, biotechnology and other life-science customers in a modernized, easy to use interface which leverages the Company’s scientific operating platform to enable simplification of complex workflows.

•

Released Materials Studio 4.2, delivering new and enhanced modeling and simulation capabilities to the Company’s energy, chemicals, consumer finished products and other materials science customers that can now be accessed from the Company’s scientific operating platform.

Non-GAAP Financial Measures:

This press release describes financial measures for operating income (loss), net income (loss), and net income (loss) per share that exclude stock-based compensation expense, amortization of purchased intangible assets, restructuring charges and costs incurred in the prior year to complete the Company’s restatement. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.

Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, including footnotes):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
GAAP Operating loss	$(957)	$(1,641)	$(855)	$(2,697)
Stock-based compensation expense[1]	985	927	3,927	4,270
Purchased intangible asset amortization[2]	381	381	1,524	1,533
Restructuring charges	132	955	179	1,201
Restatement-related costs[3]	—	—	—	493

Non-GAAP Operating income	$541	$622	$4,775	$4,800

GAAP Net income (loss)	$(507)	$(1,050)	$1,321	$(1,525)
Stock-based compensation expense	985	927	3,927	4,270
Purchased intangible asset amortization	381	381	1,524	1,533
Restructuring charges	132	955	179	1,201
Restatement-related costs[3]	—	—	—	493

Non-GAAP Net income	$991	$1,213	$6,951	$5,972

GAAP Diluted net income (loss) per share	$(0.02)	(0.04)	$0.05	$(0.06)
Stock-based compensation expense	0.04	0.03	0.14	0.16
Purchased intangible asset amortization	0.01	0.01	0.06	0.06
Restructuring charges	—	0.04	0.01	0.05
Restatement-related costs[3]	—	—	—	0.02

Non-GAAP Diluted net income per share[4]	$0.04	$0.05	$0.26	$0.23

[1]	Stock-based compensation expense is included in our Consolidated Statement of Operations as follows:

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Cost of revenue	$76	$82	$323	$326
Product development	225	208	931	1,185
Sales and marketing	241	189	945	781
General and administrative	443	448	1,728	1,978

Total stock-based compensation expense	$985	$927	$3,927	$4,270

[2]	Purchased intangible asset amortization is included in the cost of revenue line in our Consolidated Statement of Operations.

[3]	Restatement-related costs are included in the general and administrative expenses line in our Consolidated Statement of Operations.

[4]	Earnings per share amounts for the three months ended March 31, 2008 and 2007 do not add due to rounding.

Conference Call Details:

At 5:00 p.m. ET, May 14, 2008, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial (800) 259-0251 (+(617) 614-3671 outside the United States) and enter the access code, 73515078, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (888) 286-8010 (+1 (617) 801-6888 outside the United States) and entering access code, 27407989, beginning 7:00 p.m. ET on May 14, 2008 through 5:00 p.m. ET on August 14, 2008.

About Accelrys:

Accelrys develops and commercializes scientific business intelligence software for the integration, mining, analysis, modeling and simulation, management and interactive reporting of scientific data. Our solutions are used by biologists, chemists, materials scientists, and information technology professionals for product design and drug discovery and development. Our technology and services are designed to meet the needs of today’s leading research and development organizations including leading commercial, government and academic organizations. Many of the largest pharmaceutical, biotechnology, chemical, and petroleum companies worldwide use our solutions. Accelrys is headquartered in San Diego, California. For more information about Accelrys, visit its website at http://www.accelrys.com/.

Forward-Looking Statements:

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Such forward-looking statements including, but not limited to, statements relating to the impact of the Company’s relationship with Agilent Technologies or Microsoft and the growth of the Company, are subject to a number of risks and uncertainties. These include risks that the Company will not achieve its anticipated results or growth plans, and/or that such growth will not occur due to, among other possibilities, a lack of demand for or market acceptance of the Company’s products, as well as the risks and uncertainties that are contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended March 31, 2007, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company’s actual results could differ materially from those projected in such forward-looking statements due to these risks and uncertainties, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Accelrys, Inc.

Rick Russo

858-799-5200

Investor Relations

MKR Group

Charles Messman or Todd Kehrli

323-468-2300

accl@mkr-group.com

ACCELRYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Revenue	$20,409	$19,889	$79,739	$80,955
Cost of revenue	4,178	4,041	15,204	15,498

Gross profit	16,231	15,848	64,535	65,457
Operating expenses:
Product development	4,660	4,192	17,762	18,931
Sales and marketing	8,729	8,168	32,974	30,680
General and administrative	3,667	4,174	14,475	17,342
Restructuring charges	132	955	179	1,201

Total operating expenses	17,188	17,489	65,390	68,154

Operating loss	(957)	(1,641)	(855)	(2,697)
Interest and other income, net	705	509	3,237	1,954

Income (loss) before taxes	(252)	(1,132)	2,382	(743)
Income tax expense (benefit)	255	(82)	1,061	782

Net income (loss)	$(507)	$(1,050)	$1,321	$(1,525)

Basic and diluted net income (loss) per share	$(0.02)	$(0.04)	$0.05	$(0.06)

Weighted average shares used to compute basic and diluted net income (loss) per share
Basic	26,792	26,487	26,692	26,351
Diluted	26,792	26,487	27,185	26,351

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2008	March 31, 2007
Assets
Cash and marketable securities[1]	$76,382	$70,757
Trade receivables, net	21,976	18,617
Other assets, net[2]	57,733	65,227

Total assets	$156,091	$154,601

Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	14,727	21,136
Total deferred revenue[3]	58,341	56,133
Noncurrent liabilities, excluding deferred revenue	8,140	8,342
Total stockholders’ equity	74,883	68,990

Total liabilities and stockholders’ equity	$156,091	$154,601

[1]

Cash, cash equivalents, and marketable securities consist of the following line items in our consolidated balance sheet: Cash and cash equivalents; Marketable securities; Restricted cash and marketable securities; and Marketable Securities, net of current portion

[2]

Other assets, net, consists of the following line items in our consolidated balance sheet: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; Other assets

[3]	Total deferred revenue consists of the following line items in our consolidated balance sheet: Current portion of deferred revenue; and Deferred revenue, net of current portion